CERTIFICATE OF WITHDRAWAL OF CERTIFICATE OF DESIGNATIONS, PREFERENCES, AND RIGHTS OF 13% SERIES A CUMULATIVE PERPETUAL REDEEMABLE PREFERRED STOCK, $.0001 PAR VALUE PER SHARE OF CONVERSION LABS, INC.

CONVERSION LABS, INC., a Delaware corporation (the "Corporation"), DOES HEREBY CERTIFY:

That, pursuant to authority conferred on the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation (as amended and may be amended from time to time, the "Certificate of Incorporation") and pursuant to the provisions of Section 151 of Title 8 of the Delaware Code, the Board of Directors, by unanimous written consent, dated August 11, 2020 adopted the recitals and resolutions withdrawing the Certificate of Designation, Preferences, and Rights of the 13% Series A Cumulative Perpetual Redeemable Preferred Stock (the "Series A Preferred Stock"), which resolution is as follows:

> **WHEREAS**, on January 20, 2020, the Board of Directors, adopted a resolution providing for the designation, preferences and relative, participating, optional or other rights, and qualifications, limitations or restrictions the Series A Preferred Stock;
>
> **WHEREAS**, no shares of Series A Preferred Stock are currently outstanding and no such shares of Series A Preferred Stock shall be issued in the future;
>
> **WHEREAS**, the Board of Directors deems it to be in the best interests of the Corporation and its stockholders to withdraw the preferred stock previously designated as Series A Preferred Stock to authorized Preferred Stock available for issuance in accordance with the Company's current certificate of incorporation and bylaws;
>
> **NOW, THEREFORE, BE IT RESOLVED**: That pursuant to the authority granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of the Certificate of Incorporation of the Corporation, the Board hereby withdraws the Series A Preferred and returns all previously designated shares of Series A Preferred Stock to their status as authorized Preferred Stock available for issuance as determined by the Board of Directors, and that the officers of the Corporation, and each acting singly, are hereby authorized, empowered and directed to file with the Secretary of State of the State of Delaware a Certificate of Withdrawal of the Certificate of Designation, Preferences and Rights of the Series A Preferred Stock, as such officer or officers shall deem necessary or advisable to carry out the purposes of this resolution; and finally
>
> **BE IT RESOLVED**, that when such certificate of withdrawal becomes effective upon acceptance of the Secretary of State of the State of Delaware, it shall have the effect of eliminating from the Corporation's current Certificate of Incorporation all matters set forth with respect to the Series A Preferred Stock.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Withdrawal to be signed by and attested by its duly authorized officers this 12th day of August, 2020.

CONVERSION LABS, INC.

By: DocuSigned by: Justin Schreiber
01B330468830435...

Name: Justin Schreiber
Title: Chief Executive Officer

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:45 PM 08/12/2020
FILED 04:45 PM 08/12/2020
SR 20206716765 - File Number 2412596